Exhibit 99.2
XPO Logistics Announces Board of Directors for
Post-Spin-Off Company
GREENWICH, Conn. – August 2, 2021 – XPO Logistics, Inc. (NYSE: XPO), a leading global provider of freight transportation services, today announced that its new slate of directors has become effective with the closing of its spin-off transaction. XPO completed the spin-off of its global logistics segment as GXO Logistics at 12:01 a.m. Eastern Time on August 2, 2021.
As previously announced, Brad Jacobs, XPO’s chief executive officer, will continue as chairman. AnnaMaria DeSalva and Michael Jesselson will remain in the roles of vice chairman and lead independent director, respectively, and Adrian Kingshott will continue to serve as director.
XPO has appointed four new board members, replacing directors who resigned from the XPO board to join the GXO board. The new XPO directors are:
Jason Aiken, chief financial officer of General Dynamics Corporation, and former chief financial officer of Gulfstream Aerospace Corporation, a General Dynamics subsidiary.
Mary Kissel, executive vice president and senior policy advisor with Stephens Inc., former senior advisor to the US Secretary of State, and formerly with The Wall Street Journal as a member of the Editorial Board and editorial page editor for Asia-Pacific.
Allison Landry, former senior transportation research analyst with Credit Suisse, covering the trucking, railroad, airfreight and logistics industries.
Johnny C. Taylor, Jr., chief executive officer of the Society of Human Resources Management (SHRM), and former senior executive with IAC/Interactive Corp, Viacom's Paramount Pictures and Blockbuster Entertainment Group, among others.
Brad Jacobs, chairman and chief executive officer of XPO Logistics, said, “We’ve added four outstanding independent directors to the wealth of experience we retained following the spin-off. This is our most diverse board composition yet, with an emphasis on the financial, cultural and market opportunities of our business. Our growth strategy will have powerful support.”
Biographies of XPO’s directors and their board committee assignments have been or will be filed with the U.S. Securities and Exchange Commission and can be found on xpo.com.
About XPO Logistics
XPO Logistics, Inc. (NYSE: XPO) is a leading provider of freight transportation, primarily a top-three provider of truck brokerage and less-than-truckload (LTL) capacity in North America. XPO helps companies to de-risk their supply chains by moving their goods using cutting-edge technology. XPO Connect™, the company’s proprietary automated freight marketplace, is one of the fastest-growing digital brokerage platforms in the industry. XPO provides truck capacity at scale to 50,000 shippers through a global network of 744 locations and approximately 40,000

Exhibit 99.2
employees. The company is headquartered in Greenwich, Conn., USA. Visit xpo.com for more information, and connect with XPO on Facebook, Twitter, LinkedIn, Instagram and YouTube.
Investor Contact
Tavio Headley
+1-203-413-4006
tavio.headley@xpo.com
Media Contact
Joe Checkler
+1-203-423-2098
joe.checkler@xpo.com